Exhibit 99.1

News Release
February 26, 2008
Alpharma Reports Double-Digit Full Year and Fourth Quarter 2007 Revenue Growth
Bridgewater, NJ...February 26, 2008...Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, today announced financial results for the full year and fourth quarter ended December 31, 2007.
Full year 2007 revenues totaled $722.4 million, an increase of 10% over the $653.8 million reported for 2006. Reported 2007 results, which amounted to a diluted loss per share of $0.32, include an upfront payment of $60 million made to IDEA AG (“IDEA”) in October 2007 in connection with the Company’s license of the exclusive United States rights to ketoprofen in Transfersome® gel, a topical NSAID (non-steroidal anti-inflammatory drug) in clinical development. Excluding this $60 million upfront payment, full year 2007 EPS was $1.06*. The Company’s full year performance (excluding the $60 million upfront payment) reflects:
•	EPS of $1.06*, exceeding the Company’s most recent outlook of $0.90 to $1.00;

•	Revenue gains meeting or exceeding the Company’s outlook in all three business segments; and

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $114 million* and free cash flow of $45 million*
On February 6, 2008, the Company announced that it has entered into an agreement to sell its Active Pharmaceutical Ingredients business to certain investment funds managed by 3i, a global private equity and venture capital company, for $395 million in cash. The final purchase price is subject to adjustment based on the closing net cash balance and working capital of the business and the transaction is expected to close in the second quarter of 2008, pending regulatory approvals and other customary closing conditions. Upon closing, the Company will record a gain on the transaction.

*	A reconciliation of reported to adjusted results for the three months and years ended December 31, 2007 and 2006, is attached to this release.
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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“We have just concluded the first full year of executing our strategic plan to transform Alpharma into a diversified specialty pharmaceutical company with a strong fourth quarter performance driven by 40% growth of KADIAN® revenues and quarterly sales exceeding $100 million for the first time in our Animal Health business,” commented Dean Mitchell, President and Chief Executive Officer. He continued, “our plan to deliver long-term shareholder return has resulted in the expansion of our pain franchise in the Pharmaceuticals business, continued growth, strong cash flow and EBITDA generation from our Animal Health business and most recently, the announced divestiture of our Active Pharmaceutical Ingredients business. Our keen focus on growth drivers, combined with rigorous operating cost discipline, has resulted in full year EPS performance that exceeded estimates. Through measurable progress against our goals, we are delivering on our commitment to deliver sustainable growth and create long-term value.”
For the fourth quarter of 2007, revenues increased 17% to $199.1 million, up from $170.3 million in the fourth quarter of 2006. Excluding the $60 million upfront licensing payment for ketoprofen in Transfersome® gel, fourth quarter EPS was $0.13*. On a reported basis, fourth quarter 2007 amounted to a diluted loss per share of $1.24. Fourth quarter 2006 EPS from continuing operations was $0.34, including $0.09 of EPS related to defined benefit pension plan curtailment gains.
Business Reviews
Pharmaceuticals: Revenues of the Company’s branded product, KADIAN®, increased 40% to a record $48.2 million in the fourth quarter of 2007, compared to $34.5 million in the fourth quarter of 2006. Fourth quarter 2007 KADIAN® prescriptions increased 8% versus the fourth quarter of 2006; however, reported prescription data in 2006 included prescriptions related to a voucher program that the Company discontinued at the end of 2006. Excluding the 2006 voucher-related prescriptions, fourth quarter 2007 KADIAN® prescriptions grew 11% versus the fourth quarter of 2006. Wholesaler inventory levels continued at slightly below 1.5 months on hand at year-end. In addition, beginning in December 2007, Pharmaceuticals commenced shipments of the FLECTOR® Patch (the first prescription topical NSAID patch approved by the FDA in the United States) to the distribution channel in preparation for the January 2008 launch of the product. All revenue associated with the December 2007 shipments (approximately $3 million) has been deferred at December 31, 2007.
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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Pharmaceuticals reported an operating loss of $67.1 million in the fourth quarter of 2007, compared to operating income of $1.0 million in the same period of 2006. Fourth quarter 2007 research and development (“R&D”) spending increased $64.6 million over 2006 levels, principally as a result of the $60 million upfront payment made to IDEA in October 2007, in connection with the Company’s license of the exclusive United States rights to ketoprofen in Transfersome® gel. The remainder of the increase in R&D was attributable to new product development activities. In addition, fourth quarter 2007 results include increased SG&A expenses of $16.1 million versus the fourth quarter of 2006, reflecting incremental costs related to sales force expansion, marketing and related activities in preparation for the January 2008 launch of the FLECTOR® Patch. These increased investments in R&D and SG&A were partially offset by higher gross profit on increased KADIAN® revenues.
On November 29, 2007, the Pharmaceuticals business reported positive results from its Phase III double-blind, randomized, placebo-controlled pivotal efficacy trial for its abuse-deterrent, extended-release opioid EMBEDA™, formerly known as ALO-01. In this multi-center trial of over 500 patients, EMBEDA™ demonstrated significant pain relief (p=0.04). This primary endpoint was agreed to by the Food and Drug Administration (“FDA”) via a Special Protocol Assessment (“SPA”). The New Drug Application for EMBEDA™ remains on track for filing in the first quarter of 2008.
In the fourth quarter of 2007, SPA discussions were initiated with the FDA for Phase III studies on ketoprofen in Transfersome® gel. The studies, to be performed by the licensor, IDEA AG, are scheduled to commence in the first half of 2008.
For the full year 2007, Pharmaceuticals revenues were $167.7 million, an increase of 21% over 2006 levels. The increase was primarily attributable to increased KADIAN® volumes, reflecting both increasing prescriptions and consistent inventory levels in the channel in 2007, versus reductions in channel inventories in 2006. In addition, higher year-over-year pricing, and the launch of two additional dosage strengths (10mg and 200mg) contributed to the revenue gains in 2007. Pharmaceuticals reported an operating loss of $61.5 million in 2007, as compared to operating income of $28.3 million in the prior year. The change reflects increased R&D and SG&A spending of $89.4 million and $28.3 million, respectively; partially offset by additional gross profit on increased KADIAN® revenues. The increases in R&D and SG&A reflect targeted investments in support of an expanding Pharmaceuticals franchise.
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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Active Pharmaceutical Ingredients (“API”): Fourth quarter revenues increased 19% to $48.9 million in 2007, compared to $41.0 million in 2006. Excluding currency effects, revenues increased 15% over 2006 levels, driven primarily by increased volumes of the businesses’ major products. Operating income in the fourth quarter of 2007 amounted to $3.4 million, compared to $13.8 million in the fourth quarter of 2006. API results in 2006 included a $7.8 million curtailment gain related to a defined benefit pension plan. Excluding this gain, fourth quarter 2007 API operating earnings declined by $2.6 million from the same period in 2006, as the year-over-year effects of currency negatively impacted operating income by approximately $3.6 million, partially offset by the additional gross profit on increased revenues.
Two key growth initiatives in the API business are the increase of vancomycin manufacturing capacity in China and the expansion of manufacturing in Copenhagen to allow for the forward integration into injectable vial product dosage forms of several active ingredients. Both of these initiatives continued as planned in the fourth quarter.
On a full year basis, 2007 API revenues increased 11% to $187.6 million, compared to $168.7 million in 2006. Excluding currency effects, revenues increased 9% over 2006 levels, driven primarily by increased volumes of vancomycin. Full year operating income amounted to $34.0 million, compared to $51.8 million in 2006. The decline in operating income reflects the pension curtailment gain of $7.8 million realized in 2006 and approximately $9.6 million of unfavorable year-over-year currency effects.
Animal Health (“AHD”): Fourth quarter revenues increased 8% to a quarterly record $102.0 million, compared to $94.7 million in the fourth quarter of 2006, reflecting revenue growth in most regions and market segments. In addition, the year-over-year effects of currency favorably impacted fourth quarter 2007 revenues by approximately $2.6 million. Operating income in the fourth quarter of 2007 was $20.0 million compared to $20.3 million in the fourth quarter of 2006, and operating margins were 19.6% in the fourth quarter of 2007 versus 21.4% in the comparable period of 2006. Operating income and margins declined slightly in the quarter primarily due to higher production input costs and increased research and development spending in support of new product initiatives.
AHD targeted and received seven new product approvals in 2007. AHD also targeted and achieved 20 approvals in 2007 to enable it to sell existing products in new regions to support its program of geographic expansion. In
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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addition, in 2007, AHD received eight approvals for new indications and product combinations for existing products.
AHD also announced two investments in China in 2007. Both of these investments are expected to provide supply chain flexibility and expand the company’s commercial base in Asia.
Animal Health revenues for the year ended December 31, 2007 totaled $367.1 million, an increase of $20.2 million, or 6% over 2006. The revenue gains reflect higher sales in both U.S. poultry and livestock markets as well as increased revenues in the European and Latin American markets. Operating income for the full year totaled $72.6 million in 2007, compared to $71.5 million in 2006; and operating margins were 19.8% and 20.6% in 2007 and 2006, respectively. Animal Health operating margins have approximated 20% for each of the last three years.
Fourth Quarter Comparison of Other Consolidated Income Statement Items
Selling, general and administrative expenses increased $15.4 million to $78.7 million, due primarily to the expansion of the Pharmaceuticals sales force and related marketing expenses in preparation for the January 2008 launch of the FLECTOR® Patch.
Research and development expense increased $67.3 million in the quarter, or $7.3 million excluding the $60 million upfront licensing payment to IDEA for ketoprofen in Transfersome® gel. The increase reflects incremental R&D investments in all three businesses, with the majority attributable to continuing investments in the development of Pharmaceuticals’ abuse-deterrent extended-release morphine product candidate, EMBEDA™.
Interest income, net decreased $3.6 million, to $1.6 million, due to lower cash balances and interest rates.
Other income (expense), net was $0.9 million of expense in 2007 compared to expense of $0.2 million in 2006. The increase was primarily attributable to foreign exchange losses.
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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The tax provision for the fourth quarter of 2007, which amounted to $1.4 million, includes no tax benefits associated with the $60 million upfront payment made by Alpharma Ireland to IDEA. In connection with this payment, the Company recorded a deferred tax asset of approximately $7.6 million and a corresponding full valuation allowance.
2008 Outlook
In December 2007, the Company provided a preliminary 2008 earnings outlook. In connection with the Company’s February 2008 announcement of the sale of its Active Pharmaceutical Ingredients business, the Company will report API as a discontinued operation beginning in 2008 and, at or about the time of the transaction closing, will provide an updated 2008 earnings outlook for the continuing operations of the company.
Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding Alpharma’s results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. This information includes earnings before interest, taxes, depreciation, and amortization (EBITDA), and free cash flow (FCF) representing operating cash flow, less capital expenditures and purchased intangibles. Within this press release, the Company has disclosed the impact of certain charges and other items on the results of operations. The Company discloses these items to assist the reader in understanding the impact of these items on the Company’s financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts. A reconciliation of reported to adjusted results for the three months and years ended December 31, 2007 and 2006, is attached to this release.
Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2006 and its Form 10-Q for the quarter ended September 30, 2007.
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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Alpharma management will hold a conference call to discuss this press release at 8:30 A.M. Eastern Time on Tuesday, February 26, 2008. A presentation which management will refer to on the call will be available on the Company’s website in the “Investor’s Support” section at www.alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:
CONFERENCE CALL ACCESS

Domestic Dial In:	(800) 351-4892
International Dial In:	(334) 323-7224
Conference ID:	ALPHARMA
In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from February 26, 2008 at 12:00 PM Eastern Standard Time until March 11, 2008 Eastern Standard Time at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:
REBROADCAST ACCESS

U.S. Dial In:	(877) 919-4059
International Dial In:	(334) 323-7226
Participant Code:	83509638
About Alpharma
Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and an innovative pharmaceutical product pipeline that consists of several novel approaches to treat pain, including the FLECTOR® Patch (diclofenac epolamine topical patch), which was launched in January 2008. In addition, Alpharma is among the world’s leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.
About KADIAN® Capsules
KADIAN® (morphine sulfate extended-release) Capsules are an extended-release formulation of morphine sulfate indicated for the management of moderate-to-severe chronic pain, when a continuous, around-the-clock opioid analgesic is needed for an extended period of time. Capsules can be taken once-daily (q24h) or twice-daily (q12h), as prescribed, to provide up to 24 hours of pain relief. Capsules are available in eight strengths: 10 mg, 20 mg, 30 mg, 50 mg, 60 mg, 80 mg, 100 mg and 200 mg. KADIAN® offers flexible dosing and administration options that allow physicians to fine tune titration schedules and tailor treatment for individual patient needs.
KADIAN® is a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics. The 100 mg and 200 mg capsules are for use in opioid-tolerant patients only. KADIAN® capsules are to be swallowed whole. The pellets in the capsules are not to be chewed, crushed, or dissolved due to the risk of rapid release and absorption of a potentially fatal dose of morphine. Serious adverse reactions that may be associated with
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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KADIAN® therapy include: respiratory depression, respiratory arrest, circulatory depression, cardiac arrest, hypotension, and/or shock.
About the FLECTOR® Patch
The FLECTOR® Patch is a 10x14 cm adhesive patch containing 180 mg of diclofenac epolamine applied on a non-woven felt backing and covered with a polypropylene release liner. FLECTOR® Patch contains 1.3% epolamine salt of diclofenac (an NSAID), and has been approved by the FDA for the treatment of acute pain due to minor strains, sprains and contusions. Since its initial approval by Swiss regulatory authorities in 1993, FLECTOR® Patch has been approved for sale in 39 countries throughout the world. Institut Biochimique SA (“IBSA”) patented diclofenac epolamine was specifically developed to achieve a significant release of active from the patch and promote subsequent absorption through the skin. Application to the injured area twice a day results in a local analgesic and anti-inflammatory effect with only minor systemic exposure to diclofenac. FLECTOR® Patch is contraindicated for the treatment of peri-operative pain in the setting of coronary artery bypass graft surgery.
Safety Aspects of NSAIDs
NSAIDs may cause an increased risk of serious cardiovascular thrombotic events, myocardial infarction, and stroke, which can be fatal. This risk may increase with duration of use. Patients with cardiovascular disease or risk factors for cardiovascular disease may be at greater risk. NSAIDs cause an increased risk of serious gastrointestinal adverse events including bleeding, ulceration, and perforation of the stomach or intestines, which can be fatal. These events can occur at any time during use and without warning symptoms. Elderly patients are at greater risk for serious gastrointestinal events. Topically applied NSAIDS, such as FLECTOR® Patch and ketoprofen in Transfersome® gel, are designed to minimize systemic exposure and may provide physicians with expanded options to treat pain.
About ketoprofen in Transfersome® gel
The licensed product candidate combines ketoprofen and IDEA AG’s (“IDEA”) novel proprietary Transfersome® technology. In August 2006, IDEA reported the positive outcome of a Phase III efficacy and safety trial of osteoarthritis of the knee. In May 2007, IDEA submitted a regulatory filing to the European Agency for the Evaluation of Medicinal Products (EMEA) for approval of the product for the short and long-term treatment of osteoarthritis, including data from four Phase II and Phase III clinical studies in over 2000 patients. The dossier is currently under review at the EMEA.
In June 2007, IDEA received an approval for ketoprofen in Transfersome® gel from Swiss regulators for the treatment of inflammation and pain related to osteoarthritis. This approval was based on the first pivotal European trial, which demonstrated that both ketoprofen in Transfersome® gel and Celebrex® (celecoxib), improved patient’s conditions comparably and progressively over the six-week study period and were both statistically superior to placebo. The much broader EMEA submission package also included a long-term open-label, safety and efficacy trial with patients treated with ketoprofen in Transfersome® gel for up to 18 months.
Alpharma believes that IDEA’s EMEA filing package, including the positive Phase III trial in Europe will be supportive for its U.S. NDA filing strategy. The license agreement with IDEA requires that IDEA will fund and conduct, two additional late stage clinical studies: a second pivotal, placebo-controlled, Phase III US study in osteoarthritis patients, and a multi-arm, placebo-controlled, Phase III European study, which will also compare
Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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ketoprofen in Transfersome® gel to Celebrex® in a sub-study. The latter is anticipated to help evaluate ketoprofen in Transfersome® gel as a viable alternative to oral NSAIDs, including COX-2 products.
Alpharma press releases are also available at our website: http://www.alpharma.com.
If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.
Contact:
Jack Howarth
Vice President, Investor Relations
908-566-4153
Jack.howarth@alpharma.com
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Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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ALPHARMA INC.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Total revenue	$199,126	$170,307	$722,425	$653,828
Cost of sales	89,399	75,158	313,048	271,988

Gross profit	109,727	95,149	409,377	381,840
Selling, general and administrative expenses	78,653	63,280	271,944	250,069
Research and development	84,287	17,036	140,255	44,430
Asset impairments and other operating (income) expense	(211)	(8,259)	(3,528)	(8,259)

Operating income	(53,002)	23,092	706	95,600
Interest income, net	1,609	5,226	9,291	16,453
(Loss) on extinguishment of debt	—	—	—	(19,415)
Other income (expense), net	(878)	(216)	(646)	(129)

Income (loss) from continuing operations, before income taxes	(52,271)	28,102	9,351	92,509
Provision for income taxes	1,357	9,975	22,932	32,517

Income (loss) from continuing operations	(53,628)	18,127	(13,581)	59,992

Discontinued operations, net of taxes:
Income (loss) from discontinued operations	—	—	—	1,531
Gain (loss) from disposals	—	(2,323)	—	21,021

Income (loss) from discontinued operations	—	(2,323)	—	22,552

Net income (loss)	$(53,628)	$15,804	$(13,581)	$82,544

Average common shares outstanding:
Basic	43,148	53,635	42,867	53,769
Diluted	43,148	54,100	42,867	54,221

Earnings (loss) per common share:
Basic
Income (loss) from continuing operations	$(1.24)	$0.34	$(0.32)	$1.12
Income (loss) from discontinued operations	—	$(0.04)	—	$0.42

Net Income (loss)	$(1.24)	$0.30	$(0.32)	$1.54

Diluted
Income (loss) from continuing operations	$(1.24)	$0.34	$(0.32)	$1.11
Income (loss) from discontinued operations	—	$(0.05)	—	$0.41

Net Income (loss)	$(1.24)	$0.29	$(0.32)	$1.52

Dividends per common share	—	—	—	$0.135

Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

	Revenues		Operating income (loss)
Three Months Ended December 31,	2007	2006	2007	2006
Pharmaceuticals	$48.2	$34.5	$(67.1)	$1.0
Operating Margin			—	2.9%
Active Pharmaceutical Ingredients	48.9	41.0	3.4	13.8
Operating Margin			7.0%	33.7%
Animal Health	102.0	94.7	20.0	20.3
Operating Margin			19.6%	21.4%
Unallocated and Eliminations	—	0.1	(9.3)	(12.0)

Total	$199.1	$170.3	$(53.0)	$23.1

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

	Revenues		Operating income (loss)
Twelve Months Ended December 31,	2007	2006	2007	2006
Pharmaceuticals	$167.7	$138.2	$(61.5)	$28.3
Operating Margin			—	20.5%
Active Pharmaceutical Ingredients	187.6	168.7	34.0	51.8
Operating Margin			18.1%	30.7%
Animal Health	367.1	346.9	72.6	71.5
Operating Margin			19.8%	20.6%
Unallocated and Eliminations	—	—	(44.4)	(56.0)

Total	$722.4	$653.8	$0.7	$95.6

ALPHARMA INC.
Consolidated Condensed Balance Sheet (Unaudited)
(In thousands)

	December 31, 2007	December 31, 2006
Cash and cash equivalents	$302,823	$113,163
Other current assets	278,679	240,378
Non-current assets	706,663	573,698

Total assets	$1,288,165	$927,239

Current liabilities, excluding debt	$187,343	$155,573
Total debt	311,032	—
Deferred taxes and other non-current liabilities	58,663	47,667
Stockholders’ equity	731,127	723,999

Total liabilities and stockholders’ equity	$1,288,165	$927,239

Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807

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*	A reconciliation of reported to adjusted results for the three months and years ended December 31, 2007 and 2006 is, as follows:
ALPHARMA INC.
Reported to Adjusted Earnings (Loss) Per Common Share (Unaudited)

	Three Months Ended	Year Ended
Continuing Operations	December 31, 2007	December 31, 2007
Diluted earnings (loss) per common share – reported	$(1.24)	$(0.32)
Upfront payment, ketoprofen in Transfersome® gel	1.37	1.38

	$0.13	$1.06

	Three Months Ended	Year Ended
Continuing Operations	December 31, 2006	December 31, 2006

Diluted earnings per common share — reported	$0.34	$1.11
Pension curtailment gain, net	(0.09)	(0.09)
Loss on extinguishment of debt	—	0.23

	$0.25	$1.25

ALPHARMA INC.
Earnings Before Interest, Taxes, Depreciation & Amortization (“EBITDA”) (Unaudited)
(in millions)

	Three Months Ended	Year Ended
Continuing Operations	December 31, 2007	December 31, 2007

Income (loss) before provision for income taxes	$(52.3)	$9.4
Interest income, net	(1.6)	(9.3)
Depreciation and amortization*	13.3	53.8
Upfront payment, ketroprofen in Transfersome® gel	60.0	60.0

EBITDA	$19.4	$113.9

	Three Months Ended	Year Ended
Continuing Operations	December 31, 2006	December 31, 2006

Income before provision for income taxes	$28.1	$92.5
Interest income, net	(5.2)	(16.5)
Depreciation and amortization*	12.9	48.3
Loss on extinguishment of debt	—	19.4
Pension curtailment gain, net	(7.5)	(7.5)

EBITDA	$28.3	$136.2

*	Includes amortization of restricted stock
ALPHARMA INC.
Free Cash Flow (Unaudited)
(in millions)

	Three Months Ended	Year Ended
	December 31, 2007	December 31, 2007
Net cash provided (used) by operating activities	$(19.0)	$47.0
Less: Capital expenditures	(18.7)	(60.5)
Purchased intangibles	(0.5)	(1.5)
Upfront payment, ketroprofen in Transfersome® gel	60.0	60.0

Free Cash Flow	$21.8	$45.0

Alpharma Inc.
440 Route 22 East
Bridgewater, NJ 08807